Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 19, 2004, relating to the financial statements and financial statement schedule of 3Com Corporation, appearing in the Annual Report on Form 10-K of 3Com Corporation for the year ended May 28, 2004.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 1, 2005